Exhibit 10.2

INTELLECTUAL PROPERTY RIGHTS TRANSFER AGREEMENT

This Rights Transfer Agreement (this “Agreement”) is between Mark Andrew Scialdone, residing at 77 Allsmeer Drive, West Grove, PA 19390 (hereinafter “Dr. Scialdone”) and VAPE Holdings, Inc., a corporation organized and existing under the laws of the State of Delaware, U.S.A., having its principal place of business at 21822 Lassen Street, Suite A, Chatsworth, CA 91311, and any parent, subsidiary, affiliated, and related companies (collectively referred to as “Company”). Dr. Scialdone is employed by Company in a position of trust and confidence. The Effective Date of this Agreement is the date of the last signature.

In accordance with the existing Employment Agreement between Dr. Scialdone and the Company, entered into for good and valuable consideration, receipt of which is hereby acknowledged, and in accordance with applicable law, Dr. Scialdone and Company further agree as follows:

Employee does hereby grant, transfer and assign to Company the entire right, title and interest in and to any and all Intellectual Property in which Employee has a right to convey an interest, including Intellectual Property conceived, developed, reduced to practice, assigned or acquired by Employee prior to the Effective Date of this Agreement (hereinafter referred to as “Background Intellectual Property”). This grant of Background Intellectual Property includes technical know-how, trade secrets, inventions whether patentable or not, and any and all patent applications and patents resulting therefrom that Employee owns or has an ownership interest therein, as well as, trademarks and copyrights. Patent applications include all provisionals, non-provisionals, continuations, continuations-in-part, divisionals, extensions and corresponding filings in foreign patent offices. Patents include all original patents and re-issue or re-examination patents relating thereto granted in the United States, and any and all patents granted in any country outside the United States.

In the event that Employee jointly owns Background Intellectual Property and retains a right to practice the Background Intellectual Property as a whole, in its entirety, Employee shall transfer to Company said right to practice as a whole, in its entirety.

Furthermore, the grant of Background Intellectual Property to Company includes any and all Intellectual Property conceived, developed, reduced to practice, assigned or acquired by Employee individually or as a result of Employee’s right, title and interest in and to any and all Intellectual Property conceived, developed, reduced to practice, assigned or acquired by BetterChem Consulting, Inc., inclusive of any predecessors in interest to BetterChem Consulting, Inc. (“BetterChem”).

Employee represents and warrants that it owns the entire right, title and interest in the issued patents and the pending applications listed in Exhibit “A”.

Employee, individually or as a representative of BetterChem will, upon request, sign all lawful papers requisite for the transfer to Company of any interest in Background Intellectual Property.

I understand and accept the terms of this Agreement.

Mark Andrew Scialdone		VAPE Holdings, Inc.

Signed:	/s/ Mark Scialdone	By:	/s/ Kyle Tracey

Name:	Mark Scialdone	Name:	Kyle Tracey, CEO

Date:	July 1, 2015	Date:	July 1, 2015